Exhibit 99.1

Company Contact:
Matthew J. Pfeffer
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com
MANNKIND CORPORATION REPORTS 2010 FOURTH QUARTER AND FULL
YEAR FINANCIAL RESULTS
- Conference Call to Begin Today at 4:30 PM EST -

VALENCIA, Calif., February 10, 2011 — MannKind Corporation (Nasdaq: MNKD) today reported financial results for the fourth quarter and year ended December 31, 2010.
For the fourth quarter of 2010, total operating expenses were $32.1 million, compared to $55.8 million for the fourth quarter of 2009, a decrease of $23.7 million. Research and development (R&D) expenses were $24.2 million for the fourth quarter of 2010 compared to $43.1 million for the same quarter in 2009, a decrease of $18.9 million. This 44% decrease was primarily due to the non-recurrence of a $12.8 million loss on disposal of fixed assets in 2009 as well as reduced costs associated with the clinical development of AFREZZA® after the submission of its new drug application (NDA) to the U.S. Food & Drug Administration (FDA) in March 2009, partially offset by an increase in raw materials purchases. General and administrative (G&A) expenses decreased by $4.8 million to $7.9 million for the fourth quarter of 2010 compared to $12.7 million in the fourth quarter of 2009, primarily due to reduced salary related costs.
The net loss applicable to common stockholders for the fourth quarter of 2010 was $38.3 million, or $0.33 per share based on 114.9 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $59.5 million, or $0.53 per share based on 112.9 million weighted average shares outstanding for the fourth quarter of 2009. The number of common shares outstanding at December 31, 2010 was 127,793,178.
For the year ended December 31, 2010, total operating expenses were $152.6 million, compared with $209.8 million for 2009, a decrease of $57.2 million. R&D expenses were $112.3 million in 2010, compared to $156.3 million in 2009, a decrease of $44.1 million. The 28% decrease was primarily due to the non-recurrence of the $12.8 million loss on disposal of fixed assets in 2009, decreased costs associated with the clinical development of AFREZZA and reduced salary related and other research costs as a result of a reduction in force in April 2009, partially offset by increased raw materials purchases. G&A expenses decreased by $13.1 million to $40.3 million for 2010 as compared to $53.4 million for 2009 primarily due to decreased salary related costs resulting from the April 2009 reduction in force as well as the non-recurrence of costs related to the insulin acquisition transaction with Pfizer, Inc. during the second quarter of 2009 and decreased professional fees related to market studies conducted in 2009.
The net loss applicable to common stockholders for the year ended December 31, 2010 was $170.6 million, or $1.50 per share based on 113.7 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $220.1 million, or $2.07 per share based on 106.5 million weighted averages shares outstanding for 2009.
Cash, cash equivalents and marketable securities were $70.4 million at December 31, 2010 and $32.5 million at December 31, 2009. In the fourth quarter of 2010, the Company issued and sold 2.1 million shares of common stock to Seaside 88, LP (Seaside) for net proceeds of $14.4 million in accordance with the Company’s common stock purchase agreement with Seaside. Concurrently, with the Seaside closing, the Company issued and sold 2.1 million shares of common stock to The Mann Group, an entity controlled by the Company’s principal stockholder, for a total purchase price of $16.7 million, which was paid by the cancellation of outstanding principal under the Company’s $350.0 million loan agreement with The Mann Group. After taking into account the debt cancellation of $16.7 million during the fourth quarter, as of December 31, 2010, the principal amount outstanding under the loan agreement was $235.3 million, and the Company has $98.0 million of available borrowings under the loan agreement.
“The year ahead will be focused on the activities that are necessary to secure the approval of AFREZZA,” said Alfred Mann, Chairman and Chief Executive Officer of MannKind. “We are requesting guidance from the FDA in order to clarify the regulatory path for AFREZZA and we will promptly implement their recommendations as soon as possible after our requested meeting. In the meantime, we are restructuring our organization to be focused on securing the approval of AFREZZA, which today resulted in the elimination of approximately 41% of our workforce. We remain committed to our goal of making AFREZZA available for the millions of patients with diabetes.”
Conference Call
MannKind management will host a conference call to discuss these results today at 4:30 p.m. Eastern Time. To participate in the call please dial (888) 282-0429 or (415) 228-3901 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (866) 445-8299 or (203) 369-1142.
Presenting from the Company will be:
•	Chairman and Chief Executive Officer Alfred Mann

•	President and Chief Operating Officer Hakan Edstrom

•	Corporate Vice President and Chief Financial Officer Matthew Pfeffer

•	Corporate Vice President and Chief Scientific Officer Peter Richardson

About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. MannKind is also evaluating an investigational cancer immunotherapy product, MKC1106-MT, in a phase 2 clinical trial. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential of AFREZZA and the Company’s other products, that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks inherent in the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.
(Tables to follow)

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

					Cumulative
					period from
					February 14,
					1991 (date of
	Three months ended		Twelve months ended		inception) to
	December 31,		December 31,		December 31,
	2010	2009	2010	2009	2010

Revenue	$—	$—	$93	$—	$3,081

Operating expenses:
Research and development	24,217	43,100	112,279	156,331	1,266,092
General and administrative	7,877	12,719	40,312	53,447	339,601
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428

Total operating expenses	32,094	55,819	152,591	209,778	1,776.847

Loss from operations	(32,094)	(55,819)	(152,498)	(209,778)	(1,773,766)
Other income (expense)	(626)	(451)	(725)	51	(2,617)
Interest expense on note payable to principal stockholder	(2,773)	(1,873)	(10,249)	(5,679)	(17,451)
Interest expense on senior convertible notes	(2,831)	(1,393)	(7,128)	(4,768)	(17,853)
Interest income	18	3	40	70	36,971

Loss before provision for income taxes	(38,306)	(59,533)	(170,560)	(220,104)	(1,774,716)
Income taxes	—	—	—	—	(26)

Net loss	(38,306)	(59,533)	(170,560)	(220,104)	(1,774,742)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)

Net loss applicable to common stockholders	$(38,306)	$(59,533)	$(170,560)	$(220,104)	$(1,797,954)

Net loss per share applicable to common stockholders — basic and diluted	$(0.33)	$(0.53)	$(1.50)	$(2.07)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	114,932	112,860	113,672	106,534

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	December 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$66,061	$30,019
Marketable securities	4,370	2,475
State research and development credit exchange receivable — current	674	1,500
Prepaid expenses and other current assets	2,849	3,672

Total current assets	73,954	37,666
Property and equipment — net	202,356	208,229
State research and development credit exchange receivable — net of current portion	629	918
Other assets	317	584

Total	$277,256	$247,397

Liabilities and Stockholders’ Deficit

Current liabilities	$18,134	$28,853
Senior convertible notes	209,335	112,765
Note payable to principal stockholder	235,319	165,000
Stockholders’ deficit	(185,532)	(59,221)

Total	$277,256	$247,397

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